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EXHIBIT 99.1

        The following operating revenue data reflects our quarterly operating revenue from our customer channels for the last eight consecutive quarters. We made certain reclassifications to prior balances to conform to the current presentation.

QWEST COMMUNICATIONS INTERNATIONAL INC.
QUARTERLY OPERATING REVENUE

	2004				2003
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Business:
Wireline revenue:
Local voice	$500	$510	$503	$526	$537	$554	$572	$587
Long distance	149	173	166	170	161	177	180	187
Access	39	37	37	38	39	38	36	33

Total voice services	688	720	706	734	737	769	788	807
Data and Internet	573	556	567	564	559	578	564	551

Total business wireline	1,261	1,276	1,273	1,298	1,296	1,347	1,352	1,358

Consumer:
Wireline revenue:
Local voice	853	858	875	917	929	978	995	1,031
Long distance	120	100	91	88	87	78	69	63
Access	32	30	29	29	25	26	26	25

Total voice services	1,005	988	995	1,034	1,041	1,082	1,090	1,119
Data and Internet	94	74	77	74	67	56	46	48

Total consumer wireline	1,099	1,062	1,072	1,108	1,108	1,138	1,136	1,167

Wholesale:
Wireline revenue:
Local voice	194	211	216	200	204	213	214	202
Long distance	276	276	236	242	235	212	218	197
Access	167	169	184	186	190	189	183	195

Total voice services	637	656	636	628	629	614	615	594
Data and Internet	307	314	325	308	314	308	332	342

Total wholesale wireline	944	970	961	936	943	922	947	936

Wireless revenue	124	132	128	126	138	152	153	151
Other services revenue	9	9	8	13	13	11	8	12

Total operating revenue	$3,437	$3,449	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624

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QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY OPERATING REVENUE